Exhibit 10.3

SECURED DEMAND NOTE

$1,125,000	March 27, 2007
New York, New York

          FOR VALUE RECEIVED, TRUEYOU.COM INC., a Delaware corporation, (the “Maker”), promises to pay to North Sound Legacy International Ltd. (the “Payee”), ON DEMAND, c/o 20 Horseneck Lane, Greenwich, Connecticut 06830 or at such other place as may be designated in writing by the holder of this Note, the principal sum of ONE MILLION, ONE HUNDRED TWENTY FIVE THOUSAND ($1,125,000) DOLLARS, which sum shall be payable in lawful money of the United States of America, together with interest on the unpaid principal balance computed from the date hereof at rate equal to the sum of the prime rate as set forth in the Wall Street Journal from time to time plus 2.0% per annum. Interest shall be calculated on the basis of the actual number of days elapsed over a year of 360 days and shall be paid on the first day of each month. Interest not paid on such date shall be added to the principal amount of this note as of the date due.

          1. AUTHORITY. The Maker (and the undersigned representatives of the Maker, if any) represents that the Maker has full power, authority and legal right to execute and deliver this Note and that this Note constitutes a valid and binding obligation of the Maker.

          2. DEFINED TERMS. Whenever used, the singular number shall include the plural, the plural the singular, and the words “Payee” and “Maker” shall include, respectively, their respective successors and assigns; provided, however, that the Maker shall in no event or under any circumstance have the right to assign or transfer its obligations under this Note or the related documents, in whole or in part, to any other person, party or entity.

          3. HEADINGS, ETC. The headings and captions of the numbered paragraphs of this Note are for convenience of reference only and are not to be construed as defining or limiting, in any way, the scope or intent of the provisions hereof.

          4. ENFORCEABILITY. The Maker acknowledges that this Note and the Maker’s obligations under this Note are and shall at all times continue to be absolute and unconditional in all respects, and shall at all times be valid and enforceable irrespective of any other agreements or circumstances of any nature whatsoever which might otherwise constitute a defense to this Note and the obligations of the Maker under this Note or the obligations of any other person or party relating to this Note. This Note and the instruments and documents referred to herein (collectively and as the same may be amended or otherwise modified from time to time, the “Documents”) set forth the entire agreement and understanding of the Payee and the Maker, and the Maker absolutely, unconditionally and irrevocably waives any and all right to assert any set-off, counterclaim or crossclaim of any nature whatsoever with respect to this Note or the obli-

gations of the Maker hereunder or thereunder, or the obligations of any other person or party relating hereto or thereto or to the obligations of the Maker hereunder or thereunder or otherwise in any action or proceeding brought by the Payee to collect the Note, or any portion thereof, or to enforce, foreclose and realize upon the liens and security interests of the Payee in any collateral (provided, however, that the foregoing shall not be deemed a waiver of the Maker’s right to assert any compulsory counterclaim maintained in a court of the United States, or of the State of New York if such counterclaim is compelled under local law or rule of procedure, nor shall the foregoing be deemed a waiver of the Maker’s right to assert any claim which would constitute a defense, setoff, counterclaim or crossclaim of any nature whatsoever against the Payee in any separate action or proceeding). The Maker acknowledges that no oral or other agreements, conditions, promises, understandings, representations or warranties exist with respect to this Note or with respect to the obligations of the Maker under this Note, except those specifically set forth in this Note and the instruments and documents being signed concurrently herewith. The Maker agrees to pay all costs or expenses of Payee related to Payee’s enforcement of the obligations of the Maker hereunder, including but not limited to reasonable attorneys’ fees and expenses, irrespective of whether litigation is commenced.

          5. WAIVER. The Maker waives presentment, demand for payment, notice of dishonor and any or all notices or demands in connection with the delivery, acceptance, performance, default or enforcement of this Note and consents to any or all delays, extensions of time, renewals, release of any party to any document related to this Note (collectively the “Documents”), and of any available security therefor, and any and all waivers or modifications that may be granted or consented to by the Payee with regard to the time of payment or with respect to any other provisions of any of the Documents, and agrees that no such action, delay or failure to act on the part of the Payee shall be construed as a waiver by the Payee of, or otherwise affect, in whole or in part, its right to avail itself of any remedy with respect thereto. No notice to or demand on the Maker shall be deemed to be a waiver of the obligation of the Maker or of the right of the Payee to take further action without further notice or demand as provided in any of the Documents.

          6. AMENDMENTS. This Note may not be modified, amended, changed or terminated orally, except by an agreement in writing signed by the Maker and the Payee. No waiver of any term, covenant or provision of this Note shall be effective unless given in writing by the Payee and, if so given by the Payee, shall only be effective in the specific instance in which given.

          7. GRANT OF SECURITY. As security for the payment and performance of the obligations of the Maker arising under the Documents, the Maker and each of its direct and indirect subsidiaries (collectively, the “Assignees” and each, an “Assignee”) hereby grants to the Payee a security interest in all of such Assignee’s right, title and interest in, to and under all of its personal property, wherever located and whether now existing or owned or hereafter acquired or arising, including all cash, cash equivalents, accounts, accounts receivable, deposit accounts, inventory, equipment, goods, fixtures, documents, instruments (including, without limitation, promissory notes), contract rights, commercial tort claims, general intangibles (including, without limitation, payment intangibles and an absolute right to license on terms no less favorable than those currently in effect among such Assignor’s affiliates), chattel paper, supporting obligations, investment property (including, without limitation, all partnership

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interests, limited liability company membership interests and all other equity interests owned by any Assignor), letter-of-credit rights, trademarks, trademark applications, tradestyles, patents, patent applications, copyrights, copyright applications and other intellectual property in which such Assignor now has or hereafter may acquire any right, title or interest, all proceeds and products thereof (including, without limitation, proceeds of insurance) and all additions, accessions and substitutions thereto or therefore (collectively, the “Collateral”). The Maker agrees to take any and all such actions as the Payee may deem necessary or proper to permit the Payee to perfect and defend the Payee’s security interest granted hereby.

          8. NO CONSENTS REQUIRED; NO CONFLICTS. The Maker hereby represents and warrants to the Payee that no authorization, consent, approval, license, exemption of, or filing or registration with, any Governmental Authority, or approval or consent of any other Person, is required for the due execution, delivery or performance by the Maker of any Documents, except for recordings or filings in connection with the perfection of the liens on the Collateral in favor of the Payee. “Governmental Authority” means any federal, state, local or other governmental department, commission, board, bureau, agency, central bank, court, tribunal or other instrumentality or authority, domestic or foreign, exercising executive, legislative, judicial, regulatory or administrative functions of or pertaining to government. “Person” means an individual, corporation, partnership, limited liability company, joint venture, trust, unincorporated organization or any other entity of whatever nature or any Governmental Authority. The Maker hereby represents and warrants to the Payee that the Maker’s execution and delivery of this Note and its performance of its obligations hereunder does not and will not (a) contravene or conflict with the organizational documents of the Maker or any subsidiary thereof or any material agreement to which the Maker is a party or by which it is bound; (b) contravene or conflict with or constitute a violation of any provision of any law, regulation, judgment, injunction, order or decree binding upon or applicable to the Maker or its subsidiaries; or (c) constitute a default (or would constitute a default with notice or lapse of time or both) under or give rise to a right of termination, cancellation or acceleration or loss of any benefit under any material agreement, contract or other instrument binding upon the Maker or its subsidiaries or under any material license, franchise, permit or other similar authorization held by the Maker or its subsidiaries.

          9. GOVERNING LAW. This Note is and shall be deemed entered into in the State of New York and shall be governed by and construed in accordance with the laws of the State of New York, without regard to principles of conflicts of laws.

              IN WITNESS WHEREOF, the Maker has duly executed this Note the day and year first above written.

TRUEYOU.COM INC.

By:

Name:
Title:

3

Exhibit A

CONFIDENTIAL

PRELIMINARY INVESTMENT OUTLINE

Investor:	Laurus Master Fund, Ltd. and any existing investor of TrueYou, Inc. (the “Investor(s)”)
Company(s):	TrueYou, Inc. (“TUYU”) and its subsidiaries (collectively the “Company”).

Investment Amount:	Up to $24,000,000 (TBD)

Type:	Restructuring Term Note (the “Note”)
Interest Rate:	WSJ Prime plus 2.0% payable monthly

Term:	Three (3) Years from Closing

Restricted Cash	The proceeds of the Note will be held in a restricted cash account and released according to approved budget and milestones achieved, as agreed upon by Management and Investor.

Interest Escrow:

18 months of interest on the Note, as well as, the existing Senior Debt (collectively the “Debt”) will be held in a restricted cash account to be released to satisfy interest payments on a monthly basis.

Principal Amortization:	No Principal amortization and no pre-payment penalty.

Collateral:

Pari-Passu with current Laurus Senior Debt on all assets of the Company, which shall include, but not be limited to accounts receivable, inventory, equipment, intellectual property, general intangibles, contract rights, documents, instruments, chattel paper, supporting obligations and investment property. First priority stock pledge of all equity interests and subsidiaries held directly and indirectly by the Company. The Company will also set up a lock box in the Company’s name at a Bank to be mutually agreed upon by Company and Laurus and controlled by Laurus acting as Agent for all Investors.

Asset Sale and Mandatory Prepayments:	Proceeds from asset sale, subsidiary sale and/or sale of any collateral other than in the ordinary course of business will be used to pay the Debt.

Additional capital raised post this round of financing will be used to pay down the Debt and for working/growth capital at 75% and 25% respectively. Upon approval by Board of Directors, Management Team and Investor group additional equity will proportionally dilute all members of the capital structure.

Covenants:	The Transaction shall include customary covenants including but not limited to,

• Defined Cash Flow and Leverage Covenants (TBD)

• Weekly financial and operational reporting requirements

• Consent of the Investors for any material contracts entered into by the Company

• Approval by the Investors for any disbursements in excess of [an amount to be determined]

Fees:	3.5% of the Investment Amount payable at closing.

Investor Equity Consideration:	The Investors will receive equity equal to 75% of the fully-diluted common stock of the Company.

Equity Claw-Back:	Subject to performance criteria agreed by Investor, Investor fully diluted equity will be reduced to 55% of the fully diluted common equity of the Company.

Claw back is subject to Company meeting certain defined hurdle rates within 36 month period from closing, but not limited to:

a. Debt fully repaid; And

b. Total debt (debt plus any other debt) to TTM EBITDA (4 consecutive months) not to exceed 4.0x.

Upon meeting hurdle rates, equity will be assigned to defined active individuals primarily Mr. Richard Rakowski and/or his designees. Structure will be such that it will, at best efforts, preserve capital gains treatments.

Management Equity Consideration:	Management will be allocated 10% of the fully diluted equity ownership in the Company to be vested over a three year period.

Closing Conditions:

• Management providing detailed current status and reconciliation of Company’s cash position and obligations (including cash needs and viability of capital necessary to fund the Company prior to closing.)

• Management will provide a detailed weekly business plan which will include defined cash needs by business segment for the projected period of no less than 24 months

• Agreed upon projections, cash reconciliations and financial statements

• Company providing detailed weekly, flash reports and cash reconciliation

• Key management support of the transaction

• Confirmation of Sephora, LVMH, HSN, Johns Hopkins, and Chemist support and commitment to the proposed Investment and Business Plan.

• Laurus acting as the Agent for the Investors

• Review of all Material Contracts of the business including all royalty agreements the Company has entered into.

• Board Control by the Investors

• Management Appointment by Investors, if required by Investors

• Key Management Equity and Compensation Agreements.

• Approval of the Laurus Investment Committee

This proposal letter does not set forth all the terms and conditions of the Investment offered herein. Rather, it is only an outline, in summary format, of the major points of understanding which will form the basis of the final documentation, which will be prepared by Investor.

The Company grants to the Investor a security interest in the Collateral and authorizes the Investor to file, notwithstanding any termination of this Proposal Letter, UCC-1 financing statements covering the Collateral naming the Investor as secured party and the Company as the debtor, in all appropriate jurisdictions, together with any amendments, modifications and substitutions thereto to secure the obligations of the Company to the Investor contained herein and the cost, if any, incurred in collecting such obligations.

This Proposal Letter is not and shall not be deemed to be a binding agreement by LMF to provide the Investment as set forth herein. Such agreement will arise only upon the execution and delivery by TUYU of definitive agreements satisfactory in form and substance to LMF and the fulfillment, to the satisfaction of LMF, of certain conditions precedent required by LMF and set forth therein. In the event TUYU elects not to consummate the transactions contemplated hereby or TUYU is unable for any reason to close the transaction in accordance with the terms and conditions of this letter on or before March 27, 2007, the terms of this Proposal Letter shall automatically terminate (unless extended in writing in LMF’s discretion), and LMF shall thereafter be entitled to retain the full amount of the Deposit irrespective of the amount of expenses incurred; provided, however, in the event LMF’s costs and expenses exceed the amount of the Deposit, TUYU shall be liable for the difference.

If the above is acceptable to you, please sign and return to us the enclosed copy of this Proposal Letter no later than the close of business on March 12, 2007.

AGREED TO:

By:
Title: